ARTICLES OF INCORPORATION

                                  OF

                         FAIRFAX GROUP, INC.

The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                         ARTICLE I. NAME

The name of the Corporation shall be Fairfax Group, Inc. The principal place of business shall be 6758 N. Military Trail, West
Palm Beach, Florida 33407.

                 ARTICLE II. NATURE OF BUSINESS

The Corporation may engage in or transact all lawful activities or businesses permitted under the laws of the United
States, the State of Florida, or any other state, country, territory or nation.

                    ARTICLE III. CAPITAL STOCK

The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock, $0.01 par value per share.

                       ARTICLE IV. ADDRESS

The street address of the initial registered office of the Corporation shall be c/o Mirkin & Woolf, P.A., 1700 Palm Beach
Lakes Blvd. #580, West Palm Beach, Florida 33401 'and the name of the initial registered agent of the Corporation at that address is Mark H. Mirkin, Esq.

                   ARTICLE V. TERM OF EXISTENCE

The Corporation shall exist perpetually.








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                   ARTICLE VI. DIRECTORS

The Corporation shall have three (3) directors initially. The names and addresses of the initial members of the Board of Directors are David E. Baker, 6758 N. Military Trail, West Palm Beach, Florida 33407, Fred Keller, 6758 N. Military Trail, West Palm Beach, Florida 33407 and Ernest L. Porter, 6758 N. Military Trail, West Palm Beach, Florida 33407.

                 ARTICLE VII. INCORPORATOR

The name and address of the incorporator to these Articles of Incorporation are Mark H. Mirkin, Esq., 1700 Palm Beach Lakes Blvd. #580, West Palm Beach, Florida 33401.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 20th day of April, 1998.



                                          /s/Mark H. Mirkin, Esq.
                                          Mark H. Mirkin, Esq.



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           CERTIFICATE DESIGNATING PLACE OF BUSINESS
             OR DOMICILE FOR THE SERVICE OF PROCESS
           WITHIN THIS STATE, NAMING AGENT UPON WHOM
                     PROCESS MAY BE SERVED

The following is submitted in accordance with the requirements of Chapter 48-091, Florida Statutes:

FAIRFAX GROUP, INC., desiring to organize under the laws of the State of Florida with its registered office address, as indicated in the Articles of Incorporation, as c/o Mirkin & Woolf, P.A., 1700 Palm Beach Lakes Blvd. #580, West Palm Beach, Florida
33401, has named MARK H. MIRKIN, ESQ. as its agent to accept service of process within this State.

                         ACKNOWLEDGEMENT

Having been named to accept service of process for the above-stated Corporation at the place designated in this Certificate, I hereby accept to act in this capacity and agree to comply with the provisions of Chapter 48.091, F.S., relative to keeping open said office.


                                          /s/Mark H. Mirkin, Esq.
                                          Mark H. Mirkin, Esq.


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